Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

Thomas E. Newberry

Vice President, Corporate Communications

(508) 370-5374 or tom.newberry@gtc-bio.com

GTC BIOTHERAPEUTICS REPORTS FOURTH QUARTER AND YEAR END 2007

FINANCIAL RESULTS

FRAMINGHAM, MA – March 6, 2008 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the fourth quarter and year ended December 30, 2007. Revenues were $3.1 million for the fourth quarter of 2007, compared with $2.8 million in the fourth quarter of 2006. Revenues for 2007 more than doubled to $13.9 million, a $7.8 million increase from $6.1 million in 2006. Revenues increased primarily due to payments from LEO for the supply of ATryn® and the services provided to PharmAthene for the development of their Protexia® product.

The net loss for the fourth quarter of 2007 was $9.8 million, or $0.13 per share, compared to $7.4 million, or $0.10 per share in the fourth quarter of 2006. The net loss for the 2007 financial year was $36.3 million, or $0.47 per share, compared to $35.3 million, or $0.53 per share, for the 2006 financial year.

“During the last 12 months, we have successfully completed a rigorous comparative study of ATryn® that is key to our request for our first regulatory approval of a transgenic product in the U.S., and our revenues have more than doubled as we broadened our collaboration activities,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “We have also made significant progress in building a broad portfolio of recombinant plasma proteins and we have begun development of a portfolio of monoclonal antibodies as follow-on biologics exploiting the volume and cost advantages of our production technology. Based on these advances, we continue to expand our existing collaborations and seek to develop new collaborations to help provide the financial and technical resources to support the growth of these product portfolios.”

Significant achievements for the year:

ATryn® (recombinant human antithrombin)

•

ATryn® met the primary endpoint of a comparative study demonstrating non-inferiority to plasma-derived antithrombin in prophylactically treating hereditary deficient patients undergoing surgical or childbirth procedures with a high risk of developing deep vein thrombosis or thromboembolisms.

•

The initial sections of the Biologics License Application, or BLA, for ATryn® were submitted to the US Food and Drug Administration, or FDA, under its designation for a rolling submission where sections are filed as they are ready. The final section is anticipated to be filed in mid-2008.

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The FDA granted both Fast Track review and Orphan Drug status to ATryn®, recognizing its unique characteristics as the only recombinant antithrombin product that may be available to the rare patient population with hereditary antithrombin deficiency.

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We are in partnering negotiations for the commercial launch and further development of ATryn® in the US. Commercial launch is being planned for the first half of 2009 assuming a priority review and FDA approval of the BLA around the end of 2008.

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LEO Pharma A/S, GTC’s marketing and development partner for ATryn® in Europe, Canada, and the Middle East, launched the product in the approved indication for hereditary deficient patients undergoing surgical procedures. Pricing was established in November in the United Kingdom and subsequently in Ireland and Greece. Commercial availability is being expanded as pricing is further established on a country-by-country basis.

•	LEO began enrolling patients in a phase II dose ranging study of ATryn® as a treatment for disseminated intravascular coagulation associated with severe sepsis.

Other Recombinant Plasma Proteins

•	We developed production animals for the recombinant human coagulation factor VIIa program with LFB Biotechnologies.

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We licensed exclusive rights to North America, Europe, and Japan for recombinant human coagulation factors VIII and IX, as well as fibrinogen, from ProGenetics, LLC. The factor IX development program was subsequently added to our joint collaboration with LFB.

Monoclonal Antibodies and Follow-on Biologics

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We have initiated the development of a portfolio of follow-on monoclonal antibodies addressing markets with current sales of the innovator products aggregating approximately $16 billion. We plan to support the development and commercialization of our potential follow-on products through partnership arrangements.

•	We began developing the production capacity under the joint collaboration with LFB for a monoclonal antibody to the CD20 immune system receptor, the same target as for Genentech’s Rituxan®.

External Programs

•	We increased revenue from our manufacturing and process development services work performed to support PharmAthene in their development of Protexia® as a biodefense product.

Cash and Investment Position

We ended 2007 with approximately $15.8 million of cash and marketable securities. We subsequently sold approximately 6.9 million shares of common stock at $0.87 per share for net proceeds of approximately $5.5 million.

We used $28 million of cash and marketable securities for 2007, net of the $4.4 million of financing proceeds received from LFB in January 2007. We expect a similar cash use for

2008, excluding any upfront payments from new or expanded partnerships not currently contracted. Any such payments from agreements that result from the ongoing partnering discussions will reduce the net cash use for 2008. We anticipate our current cash and contracted receipts to support our operations into the third quarter of 2008.

The financial report for the financial year ended December 30, 2007 to be filed on our Form 10-K with the Securities and Exchange Commission within the next few days will include an audit opinion from our auditors, PricewaterhouseCoopers LLP, which will refer to substantial doubt over our ability to continue as a going concern based on the amount of cash and marketable securities on our balance sheet and our expected cash use in 2008. Inclusion of this information in this release satisfies Nasdaq Marketplace Rule 4350 (b) (1) (B) for public announcement of the auditors’ statement of uncertainty and in no way alters our plans for addressing the underlying circumstances primarily through new and expanded collaborations.

Other Financial Results

Costs of revenue and operating expenses were $50.3 million for 2007, 20% higher than the $41.8 million in 2006. The year-to-year increase included the cost of additional inventory sold to LEO and the cost incurred in the programs in our collaboration with LFB, as well as the $2.9 million inventory write-off disclosed in the second quarter of 2007.

The weighted average number of shares outstanding increased from 73.6 million shares for the fourth quarter of 2006 to 78.1 million shares in the fourth quarter of 2007. The weighted average number of shares outstanding increased from 66.9 million shares in 2006 to 77.9 million shares in 2007. The increases in the weighted average shares outstanding primarily reflect the issuance of common stock in financing transactions.

Conference Call Information

GTC Biotherapeutics will discuss these results and its business outlook in a web cast conference call at 10:00 a.m. (Eastern) today. The dial-in number from inside the United States is 1-888-713-4216. The dial-in number from outside the United States is 1-617-213-4868. The participant passcode is 16913362. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics develops, supplies, and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in Europe and has begun the review process in the United States under a rolling Biologics License Application. In addition to ATryn®, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factors VIIa, VIII, and IX, which are used for the treatment of hemophilia, and alpha-1 antitrypsin. GTC also has a monoclonal antibody portfolio that includes a monoclonal antibody to CD20 and a monoclonal antibody to CD137. GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding prospects for development of the portfolios of recombinant plasma proteins and monoclonal antibodies, the expected net utilization of cash and marketable securities in 2008, the timing for the completion of the filing of the BLA for ATryn® in the US, the timing for its review and potential approval, the anticipated commercial launch of ATryn® in the US and pricing in Europe, the anticipated clinical development of the DIC indication with LEO, planned development of our other programs, and plans for entering into additional collaborations, including for additional products. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Year ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Revenue	$3,052	$2,821	$13,896	$6,128
Costs of revenue and operating expenses:
Cost of revenue	1,855	2,602	11,561	6,651
Research and development	8,681	5,223	28,925	25,401
Selling, general and administrative	2,225	2,594	9,834	9,723

	12,761	10,419	50,320	41,775

Loss from operations	$(9,709)	$(7,598)	$(36,424)	$(35,647)

Other income (expense):	(123)	170	103	302

Net Loss	$(9,832)	$(7,428)	$(36,321)	$(35,345)

Net loss per common share (basic and diluted)	$(0.13)	$(0.10)	$(0.47)	$(0.53)

Weighted average number of shares outstanding (basic and diluted)	78,130	73,614	77,863	66,860

	December 30, 2007	December 31, 2006

Cash and marketable securities	$15,765	$43,835
Other current assets	1,214	4,383
Property and equipment, (net)	14,449	15,336
Other assets	9,285	9,681

Total assets	$40,713	$73,235

Current liabilities	$15,652	$15,535
Short-term deferred contract revenue	3,067	3,301
Long-term deferred contract revenue	4,433	5,953
Long-term debt	9,517	10,470
Other liabilities	20	20
Stockholders’ equity	8,024	37,956

Total liabilities and stockholders’ equity	$40,713	$73,235